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                                                                 EXHIBIT 10.2
                                    AGREEMENT

         This agreement ("Agreement") is entered into on July 26, 1999 by and between MGPX Ventures, Inc., a Nevada corporation (the "Company"), and Kenneth
R. Peak, an individual ("Peak").

         WHEREAS, on this date the Board of Directors of the Company authorized the Company to pursue opportunities in the oil and gas industry and appointed Peak as a Director of the Company and, effective immediately upon the execution and delivery of this Agreement, as the President, Chief Executive Officer and Secretary of the Company; and

         WHEREAS, Buddy Young ("Young") has agreed to resign from his positions with the Company as President, Chief Executive Officer, Secretary, and Director effective immediately upon the execution and delivery of this Agreement, continuing thereafter to serve as a consultant to the Company on terms to be negotiated;

         NOW, THEREFORE, the parties agree as follows:

         1. APPOINTMENT. Immediately upon the execution and delivery of this Agreement by the parties, Peak shall become the Company's President, Chief Executive Officer and Secretary; provided, however, that Peak's appointment to all of these positions shall terminate automatically in the event that Peak shall not have satisfied both of the following conditions by 5:00 p.m. Pacific Time on Thursday, August 26, 1999 (the "Deadline"):

                  a. CAPITAL RAISING. Peak shall raise not less than $600,000 in new equity financing for the Company (delivered to the Company's account by the Deadline) through an exempt private placement of the Company's common stock.

                  b. PREFERRED STOCK. Peak shall carry out the resolution of the Board of Directors, adopted on this date, which provides that all cumulative dividends payable by the Company with respect to its Series B Preferred Stock (the "Preferred Stock") shall be paid in full, and also that the Company shall solicit the consent of holders of the Preferred Stock to allow the Company to convert the Preferred Stock into Common Stock at an adjusted conversion rate of 30 shares of Common Stock for each outstanding share of Preferred Stock (i.e., one common share for each $1.00 paid for the Preferred Stock).

         2.       GENERAL PROVISIONS.

                  a. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Peak hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services, and by reason thereof, Peak may not assign either the benefits or the obligations of this Agreement.

                  b. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and written agreements and negotiations between the parties.

                  c. This Agreement may not be modified except by a written instrument signed by the parties hereto.


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                  d. This Agreement may be executed and delivered in one or more counterparts, and each such counterpart when executed and delivered shall be deemed to be an original; provided, that all such counterparts shall together constitute one and the same instrument.

                  e. Delivery of this Agreement by facsimile transmission shall be deemed to create a valid and enforceable agreement.

                  f. This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith. Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:                                   PEAK:

MGPX Ventures, Inc.

By:____________________________________        _________________________________
   Buddy Young, President, Chief               Kenneth R. Peak
   Executive Officer and Secretary

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         I hereby resign from my positions as President, Chief Executive
Officer, Secretary and Director of MGPX Ventures, Inc. (the "Company"), effective immediately upon the execution and delivery of that certain Agreement by and between the Company and Kenneth R. Peak dated July 26, 1999.



Date: ____________________            __________________________________________
                                      Buddy Young